STRATEGIC GROWTH
INTERNATIONAL, INC.

February 1, 2005

Mr. J. Todd Derbin
Chief Executive Officer
ADVAXIS, INC
212 Carnegie Center, Suite 206
Princeton, NJ 08540

Dear Mr. Derbin:

This letter is to confirm and summarize the agreement under which Strategic Growth International will serve as Investor Relations Consultant to ("Consultant") **Advaxis, Inc.** ("the Company").

DUTIES:

As Investor Relations Consultant, we will:

a) Consult with the management of the Company on Investor Relations aspects of shareholder communications, including how to arrange and conduct meetings with the professional investment community and investor groups; how to communicate the corporate message to specified audiences, and how to enhance relations with security analysts and the financial press.

b) Help develop and implement a comprehensive Investor Relations program as described in Exhibit I of this Agreement.

c) Provide professional staff services as may be reasonably required to help the Company carry out its programs and objectives.

LIABILITY:
The Company agrees to indemnify and hold harmless SGI from and against any and all losses, claims, damages, expenses or liabilities which SGI may incur based upon information, representations, reports or data furnished by the Company to the extent that such material is furnished, prepared or approved by for use by SGI.

Agreed To and Accepted by:

By: ______________________
Advaxis, Inc.
J. Todd Derbin, CEO

____
Strategic Growth International, Inc.
Richard E. Cooper, Chairman

RECORDS AND RECORD KEEPING:
SGI will maintain accurate records of all out-of-pocket expenditures incurred on behalf of the Company. Authorization for projects and operating activities with costs exceeding $250 will be obtained in advance before commitments are made.

TERMS OF PAYMENT:
Billings will be done monthly in arrears. Expenses and charges will be included in the following month's bill. Payment is due within ten (10) days upon receipt of invoice with the first cash monthly fee of $7,000 payable in advance on the Effective Date.

SERVICE FEES:
SGI shall be immediately available to provide reasonable investor relations services to the Company at no cost until such time as the current registration statement is declared effective by the Securities and Exchange Commission ("**Effective Date**"). Beginning on the Effective Date, the Company will pay SGI a monthly retainer fee of $8,000 (U.S.) in cash and $7,000 in the Company's common stock; such stock shall have piggyback registration rights. The stock will be issued to SGI as soon as trading and a market price are established.

For purposes of determining how many shares are to be issued each month, the price of such stock would be issued at the price that the stock begins trading, with a 15 percent discount factored in due to the stock's restricted nature, but in any event the shares will be priced at no less than $1.00 per share. The stock will have piggyback registration rights.

Warrant: The Company shall also issue a Warrant ("the Warrant") to purchase 240,000 common stock exercisable at the opening trading price on the date that trading commences, but in any event no less than $1.00. In the event that the shares underlying the warrant are not fully registered pursuant to an "effective" registration statement within 15 months, the exercise price will be reduced by 15% (a reduction of the opening trading price by 15%). The Warrant will be for 5 years, have piggyback registration rights, and be available for cashless exercise. The Warrant will vest pursuant to the below provision.

The Company will pay SGI a finder's fee for any cash raised by Advaxis from an institution introduced to Advaxis by SGI, pursuant to a written and pre approved list of investors ("**Approved Institution**"). (**Exhibit 2 shall be signed by both parties and shall consist of all the approved Institutions**). The finder's fee would be 2% in cash and a warrant for 2% of the shares issued to the Approved Institution exercisable at the financing price with piggyback registration rights and with an exercise period of 5 years. If an Approved Institution invested directly, without the involvement of a placement agent, SGI would receive a cash fee of 5% of the monies raised.

Agreed To and Accepted by:

By: [signature]
Advaxis, Inc.
J. Todd Derbin, CEO

[signature]
Strategic Growth International, Inc.
Richard E. Cooper, Chairman

Vesting of the Warrant: The Warrant shall not vest and shall expire unexercised and be surrendered to the Company upon the non renewal or termination of the agreement unless the Company, at its sole discretion, provides SGI with a Warrant Triggering Notice ("Warrant Triggering Notice") 5 days in advance at any time. Should the Company provide SGI with the Warrant Triggering Notice, the Company will begin paying a reduced cash fee of $8,000 per month and the Warrant shall begin vesting upon the Warrant Triggering Notice and will have a vesting period of 18 months, vesting at the rate of 13,333 shares/month as long as the Agreement is not expired or terminated. Upon such termination or expiration, SGI shall be entitled to the Warrants vested to date.

TERM AND TERMINATION OF AGREEMENT:
Term: This agreement shall commence on the Effective Date and extend for 18 months.

Termination: The Company shall have the right to terminate this agreement 6 months from the Effective Date and 12 months from the Effective Date upon 10 days prior written notice. Upon such event, assuming the Warrant Triggering Note has been given, SGI shall be entitled to vest no further shares and shall only be entitled to vested shares.

RENEWAL
Both parties may agree in writing to renew the Agreement for a fourth period of six months upon the termination of the current Agreement which is 18 months from the Effective Date ("Agreement Termination Date"), in which case vesting of shares pursuant to the Warrant which has not vested up to 240,000 to the agreement termination date shall vest evenly for the renewed 6 month period, in an amount per month that will vest all remaining unvested options.

This agreement shall be governed by and subject to the jurisdiction of and law of New York State.

Please confirm agreement to the above by endorsing all three (3) copies and returning two (2) copies to SGI.

AGREED TO AND ACCEPTED BY:

By: ______________________
Advaxis, Inc.
J. Todd Derbin, CEO

____
Strategic Growth International, Inc.
Richard E. Cooper, Chairman

EXHIBIT 1
Financial Public Relations Duties
for
Advaxis, Inc.

Strategic Growth International, Inc. will develop a comprehensive financial relation game plan with the following goals, all of which are designed to achieve **increased** and **sustained share value**:

1. Develop a coordinated package of financial public relations materials, including PowerPoint, fact sheet, press releases, corporate package, etc., that is acceptable to the Company. SGI will also review and advise on features and functionality of the website in this regard.

2. Immediately introduce the Company to financial intermediaries with the goal of fulfilling the Company's financial needs.

3. Assist in increasing liquidity in the stock with the goal of establishing trading volume of at least 1% of shares outstanding per day, attaining new market makers and introducing the Company to professionals in the investment community.

4. Develop additional and new institutional ownership in the stock, with goal of developing up to 25% new institutional ownership by December 31, 2005.

5. Assist in obtaining at least one additional research from reputable institutional sales boutiques and small cap research analysts.

6. Create financial media opportunities for the Company as appropriate.

7. Obtain invitations to and coordinate participation in at least two financial industry and biotech conferences.

8. Coordinate all day-to-day investor relation's activities – press releases, dissemination of information, earnings conference calls, etc.

9. Assist in creating opportunities for European buying in the stock, with the goal of attaining at least 3-5 European institutions.

10. Assist in obtaining at least one additional analyst report from an unpaid, reputable analyst.

By: ______________________
Advaxis, Inc.
J. Todd Derbin, President, CEO

____
Strategic Growth International, Inc.
Richard E. Cooper, Chairman

11. Develop a program of institutional investor road shows, which will be held approximately every 4-6 weeks. Included in our schedule will be NY Metro, Philadelphia, Chicago, San Francisco, Denver, London, Geneva and Zurich.

AGREED TO AND ACCEPTED BY:

Advaxis, Inc.
J. Todd Derbin, CEO

Date: February 1, 2005

Strategic Growth International, Inc.
Richard E. Cooper, Chairman

Date: February 1, 2005

EXHIBIT 2

Approved Institutions

Companies Introduced For "Financing Transaction"

for

Advaxis Inc

[to be agreed and executed by both parties following the execution of the agreement]